Union Planters reports first quarter net earnings of $.67 per diluted share
  Diluted EPS of $.67 increased 9.8 percent compared to first quarter last year
  Nonperforming assets declined 8.7 percent to the lowest level since year-end 2001

MEMPHIS, Tenn. - (April 17, 2003) Union Planters Corporation (NYSE: UPC) today reported first quarter earnings of $133.7 million, or $.67 per diluted share, representing a 9.8 percent increase in diluted earnings per share versus the same quarter last year. These results produced a return on average common equity of 17.08 percent and a return on average assets of 1.63 percent compared to 16.10 percent and 1.59 percent, respectively, in the first quarter last year. Net earnings and earnings per diluted share were $127.5 million and $.61, respectively, in the first quarter last year.

"Our earnings performance was solid this quarter," said Jackson W. Moore, Chairman, President and Chief Executive Officer. "Key highlights for the first quarter were improved asset quality, increased balances of targeted low-risk products and a strengthened capital position. Nonperforming assets declined to their lowest level since the end of 2001. Both net charge-offs and the provision for losses on loans were also lower compared to the fourth quarter last year. We had strong growth in targeted low-risk home equity lines of credit, and both the leverage and the Tier 1 Capital ratios increased. These accomplishments contributed to this quarter's strong financial performance and strengthened our balance sheet. In addition, they have also positioned Union Planters to take advantage of future economic growth.

"However, this quarter had its challenges. While the significant decline in mortgage interest rates compared to the fourth quarter last year sustained strong mortgage banking revenue, it also lowered the value of mortgage servicing rights. Securities gains and a lower tax rate substantially offset higher expense associated with the decline in value of mortgage servicing rights."

Net interest income

Net interest income on a fully taxable-equivalent basis was $316.8 million in the first quarter this year, compared to $328.3 million and $331.7 million, respectively, in the first and fourth quarters last year. The net interest margin, which was a strong 4.24 percent this quarter, continued to reflect compression from 4.53 percent in the first quarter last year and 4.34 percent in the fourth quarter last year. The net interest margin has declined because of economic conditions that produced historically low market interest rates. Programs designed to reduce the level of earnings at risk to changes in interest rates have resulted in higher average investment securities compared to the first and fourth quarters last year.

Emphasis on low risk consumer loans produced a 63.2 percent increase in average home equity lines of credit outstanding compared to the first quarter last year and a 9.6 percent increase compared to the fourth quarter last year. These increases were offset by refinancing of residential mortgage loans and planned run-off of selected commercial and consumer loans. Commercial loan demand is expected to remain low until business conditions improve.

We continue to leverage our efficient business model to grow deposit relationships with targeted pricing strategies. This resulted in growth in average transaction and savings accounts of $250.4 million, or 1.7 percent, compared to the fourth quarter last year. This growth was offset by the elimination of higher cost time deposits. Average transaction and average savings accounts increased $371.3 million, or 2.5 percent, compared to the first quarter last year. This growth was offset by the elimination of higher cost deposits, net of the impact of branch sales, resulting in a decrease of $231.7 million in average deposits compared to the first quarter last year.

Strong growth in noninterest income

Noninterest income was $231.3 million in the first quarter, up 31.9 percent compared to $175.4 million in the first quarter last year. This strong growth was tied to mortgage banking revenue and several other categories of noninterest income compared to the year-ago quarter. Noninterest income declined slightly compared to the fourth quarter last year, primarily due to seasonal declines in service charges on deposit accounts and net revenues from professional employment organization services. Current quarter results include investment securities gains of $19.0 million compared to $9.2 million and $12.3 million, respectively, in the first and fourth quarters last year.

Significant growth in consumer and business product revenues drove a $56.0 million increase in noninterest income compared to the first quarter last year. Service charges on deposit accounts increased 10.4 percent as a result of increased transaction volumes and improved pricing. Bankcard transaction fees, including ATM, debit card and point of sale activity, increased 20.9 percent on higher transaction volumes and improved pricing. Factoring commissions and fees increased 9.7 percent on growth in factored receivables. Net revenues from professional employment organization services, which help small business owners manage enterprise risk, increased 17.2 percent because of improved pricing.

Continued benefits from efficient business model

Noninterest expense was $351.5 million in the first quarter this year compared to $301.5 million in the fourth quarter last year and $265.9 million in the first quarter last year. The increase in noninterest expense resulted from higher expense related to mortgage servicing rights (MSR) as discussed below.

Net of the impact of MSR expense, the efficiency ratio continued to show improvement in the first quarter. Noninterest expense, excluding MSR expense, was 3.7 percent lower compared to the fourth quarter last year and 3.1 percent higher compared to the first quarter last year. Increases in expenses were tied to higher commissions and other costs associated with increased real estate lending activity and related revenue growth. Reductions in multiple categories of noninterest expense reflected the continued benefit from the implementation of UPExcel, a corporate improvement program completed last year.

The significant decline in mortgage interest rates resulted in an impairment charge of $71.5 million driven by a decrease in MSR fair value in the first quarter. MSR amortization was $10.3 million in the first quarter. This compares to a $5.2 million recovery of previous impairment and $9.6 million of amortization in the first quarter last year and $12.3 million and $9.1 million, respectively, of impairment and amortization in the fourth quarter last year.

Improved credit quality

Nonperforming assets declined $29.9 million, or 8.7 percent, in the quarter to $312.3 million, the lowest level since the end of 2001. Net charge-offs in the quarter were $48.6 million, or .88 percent of average loans, down from $65.6 million, or 1.14 percent of average loans, in the fourth quarter last year. The provision for losses on loans was down $11.4 million from $60.0 million in the fourth quarter last year. Potential problem assets, which consist of loans not currently on nonperforming status but which management believes may become nonperforming, were $45.2 million at March 31, 2003 and consisted of three loans, the largest of which was $21.0 million.

The allowance for losses on loans totaled $351.0 million, or 1.56 percent of loans, and improved to 144.6 percent of nonperforming loans at March 31, 2003. Management anticipates further reductions in nonperforming assets this year, subject to economic and business conditions.

Stronger capital position

Total shareholders' equity at March 31, 2003 was $3.3 billion, which reflects a leverage ratio of 8.00 percent and an estimated Tier 1 Capital to total risk-weighted assets ratio of 10.04 percent. These ratios compared to 7.47 percent and 9.40 percent, respectively, at December 31, 2002. These improved capital ratios support a 25 basis point increase in the target leverage ratio to 7.75 percent and permit share repurchases under previous authorization.

During the first quarter, the Company had one-time federal income tax benefits of $36.0 million, primarily related to the completion of a transaction designed to raise Tier 1 Capital. For the remaining quarters of 2003, the Company currently anticipates its effective tax rate will be between 30 and 32 percent.

About Union Planters

Union Planters Corporation, Memphis, Tennessee, with total assets of over $34 billion, is the largest bank holding company in Tennessee and among the 30 largest bank holding companies in the United States. Union Planters Bank, National Association, the principal banking subsidiary, was founded in 1869 and operates branches in 12 states: Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. Union Planters offers a full range of commercial and consumer financial solutions through a network of 754 banking offices, 957 ATMs and the resources of specialized business units. Trust services include investment management, personal trust services, employee benefit administration and proprietary mutual funds. Investment and insurance services include annuities, brokerage, life insurance, homeowners insurance, auto insurance, commercial property and casualty insurance, crop and hail insurance, environmental insurance and title insurance. Union Planters Mortgage provides a full range of mortgage products through Union Planters banking centers and a network of mortgage production offices in 20 states. Capital Factors Inc., based in Boca Raton, Florida, provides receivable-based commercial financing and related fee-based credit, collection and management information services. Capital Factors has regional offices in Atlanta, Georgia; Charlotte, North Carolina; Dallas, Texas; Los Angeles, California; and New York, New York. Strategic Outsourcing Inc., based in Charlotte, North Carolina, provides professional employment services such as payroll administration, tax reporting, compliance, workers' compensation, insurance and benefits management. Union Planters Corporation's common stock is traded on the New York Stock Exchange under the symbol UPC and is included in the Standard and Poor's 500 Index, the Standard and Poor's 500 Banks Index, the NYSE Composite Index and the Russell 1000 Index.

Webcast of 2003 Annual Meeting of Shareholders

To hear a live (listen only) Webcast of the Annual Meeting of Shareholders at 2:00 p.m. EDT (1:00 p.m. CDT), please visit our Web site at www.unionplanters.com/investor/ or call toll-free within the domestic United States at (800) 857-4878 (confirmation code 8894). Copies of slides used during the Annual Meeting will be available on the Web site at approximately 1:30 p.m. EDT (12:30 p.m. CDT). A replay will be available on the Web site and by telephone at (800) 294-1006 (confirmation code 8894) beginning at approximately 5:00 p.m. EDT (4:00 p.m. CDT) on April 17, 2003 through May 30, 2003.

This press release contains forward-looking statements relating to management's expectations regarding: expected trends in nonperforming assets, net charge-offs, potential problem assets and the effective tax rate. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting business and prospects is contained in Union Planters' filings with the Securities and Exchange Commission, specifically "Risk Factors" in the 2002 Annual Report on Form 10-K and "Cautionary Statement Regarding Forward-Looking Information" in Appendix F of Union Planters' 2003 Proxy Statement Including 2002 Annual Financial Disclosures. Union Planters undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrences of unanticipated events.

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For additional information, visit www.unionplanters.com/investor/ or access Union Planters' current report on Form 8-K dated April 17, 2003, which will be filed with the Securities and Exchange Commission.

Contact for Media and Investors:

Charles R. Boyce

Senior Vice President

Corporate Communications and Investor Relations

(901) 580-5974

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